                          ONYX PHARMACEUTICALS, INC.

                           STOCK PURCHASE AGREEMENT

                               JANUARY 12, 1998

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                              TABLE OF CONTENTS
                                                                                          PAGE

SECTION 1.     AUTHORIZATION OF SALE OF THE SECURITIES . . . . . . . . . . . . . . . . .     1

SECTION 2.     AGREEMENT TO SELL AND PURCHASE THE SHARES . . . . . . . . . . . . . . . .     1
        2.1    Sale of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

SECTION 3.     CLOSING AND DELIVERY  . . . . . . . . . . . . . . . . . . . . . . . . . .     1
        3.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
        3.2    Delivery of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . .     1

SECTION 4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. . . . . . . . .     2
        4.1    Organization and Qualification. . . . . . . . . . . . . . . . . . . . . .     2
        4.2    Due Execution, Delivery and Performance of the Agreements . . . . . . . .     2
        4.3    No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
        4.4    Governmental Consents.  . . . . . . . . . . . . . . . . . . . . . . . . .     2
        4.5    Issuance and Sale of the Shares . . . . . . . . . . . . . . . . . . . . .     3
        4.6    SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
        4.7    No Material Change  . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
        4.8    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
        4.9    Nasdaq National Market  . . . . . . . . . . . . . . . . . . . . . . . . .     4
        4.10   Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .     4
        4.11   Intangible Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
        4.12   Legal Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
        4.13   Certain Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
        4.14   Regulations S . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
        4.15   Securities Act Exemption  . . . . . . . . . . . . . . . . . . . . . . . .     5

SECTION 5.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER  . . . . . . .     6
        5.1    Authority, Approval and Enforceability  . . . . . . . . . . . . . . . . .     7
        5.2    Investment Representations  . . . . . . . . . . . . . . . . . . . . . . .     7
        5.3    Standstill Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

SECTION 6.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS  . . . . . . . . .     9

SECTION 7.     CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING  . . . . . . . . . . .     9
        7.1    Representations and Warranties Correct  . . . . . . . . . . . . . . . . .    10
        7.2    Covenants Performed . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
        7.3    Qualifications, Legal Investment  . . . . . . . . . . . . . . . . . . . .    10

SECTION 8.     CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE CLOSING. . . . . . . . . . .    10
        8.1    Representations and Warranties Correct. . . . . . . . . . . . . . . . . .    10
        8.2    Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
        8.3    Covenants Performed . . . . . . . . . . . . . . . . . . . . . . . . . . .    10


                                      i.

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                              TABLE OF CONTENTS
                                 (CONTINUED)
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
        8.4    Qualifications, Legal Investment  . . . . . . . . . . . . . . . . . . . .    10
        8.5    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . .    11
        8.6    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

SECTION 9.     REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES ACT  . . . . .    11
        9.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
        9.2    Registration Procedures and Expenses  . . . . . . . . . . . . . . . . . .    11
        9.3    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
        9.4    Transfer of Shares After Registration; Notice . . . . . . . . . . . . . .    14
        9.5    Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . .    14
        9.6    Market Stand-Off. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
        9.7    Termination of Obligations  . . . . . . . . . . . . . . . . . . . . . . .    15
        9.8    Assignability of Registration Rights. . . . . . . . . . . . . . . . . . .    15

SECTION 10.    BROKER'S FEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

SECTION 11.    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

SECTION 12.    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        12.1   Waivers and Amendments. . . . . . . . . . . . . . . . . . . . . . . . . .    16
        12.2   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        12.3   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        12.4   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        12.5   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        12.6   Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . .    17
        12.7   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
        12.8   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17



                                      ii.

                          ONYX PHARMACEUTICALS, INC.

                           STOCK PURCHASE AGREEMENT


        THIS AGREEMENT ("Agreement") is made as of the 12th day of January, 1998 (the "Effective Date"), by and among ONYX PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and each of those persons and entities, severally and not jointly, set forth on the Schedule of Purchasers attached as EXHIBIT A hereto (which persons and entities are hereinafter collectively referred to herein as "Purchasers" and each individually as a "Purchaser").

                                   AGREEMENT

        In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and each Purchaser (severally and not jointly) hereby agree as follows:

        SECTION 1. AUTHORIZATION OF SALE OF THE SECURITIES. Subject to the terms and conditions of this Agreement, the Company has or before the Closing (as defined below) will have authorized the sale and issuance of up to 1,403,508 shares of the Company's Common Stock, $0.001 par value (the "Shares").

        SECTION 2.   AGREEMENT TO SELL AND PURCHASE THE SHARES.

        2.1 SALE OF SHARES. At the Closing (as defined in Section 3), the Company agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth next to such Purchaser's name on the Schedule of Purchasers attached hereto as EXHIBIT A (the "Schedule of Purchasers") at a purchase price of $7.125 per share (subject to proportionate adjustment upon the occurrence of any stock split, stock dividend, reverse stock split or like event that is consummated or becomes effective during the period commencing on the date hereof and ending immediately prior to the Closing).

        SECTION 3.   CLOSING AND DELIVERY

        3.1 CLOSING. The closing of the purchase and sale of the Shares to be issued pursuant to this Agreement (the "Closing") shall be held at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, on January 12, 1998 or on such other date and place as may be agreed to by the Company and the Purchasers.

        3.2 DELIVERY OF THE SHARES. Promptly following the Closing, but in no event later than three days following the Closing, the Company shall deliver to each Purchaser certificates representing the number of shares to be purchased at the Closing by each Purchaser registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser against payment of the purchase price therefore by wire transfer.


                                      1.

        SECTION 4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

        Subject to and except as set forth on the Schedule of Exceptions which is arranged in Sections corresponding to the sub-section numbered provisions contained below in this Section and except as described in the SEC Reports, the Company hereby represents and warrants to, and covenants with, the Purchasers as follows:

        4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all licenses, permits and authorizations to conduct its business as it is currently being conducted and as it is presently proposed to be conducted. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, assets, liabilities, operations, financial condition or prospects.

        4.2 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENTS. The Company's execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate and stockholder action by the Company and its stockholders, respectively. Upon the execution and delivery by the Company, and assuming the valid execution and delivery of this Agreement by each of the Purchasers, this Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including specific performance, and except as the indemnification provisions contained in Section 9.3 hereof may be legally unenforceable.

        4.3 NO CONFLICTS. The Company's execution, delivery and performance of this Agreement will not violate, conflict with, result in a breach of or constitute (upon notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature, upon any properties or assets of the Company under any (a) law, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court or arbitrator to which the Company is subject, (b) the Company's Amended and Restated Certificate of Incorporation or Bylaws of the Company or (c) any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof.

        4.4 GOVERNMENTAL CONSENTS. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Agreement, or the offer, sale or issuance of the Shares by the Company, other than any post-closing filings as may be required under applicable federal or state securities laws, which will be timely filed within the applicable periods therefor.

                                      2.

        4.5 ISSUANCE AND SALE OF THE SHARES. When issued and paid for in accordance with this Agreement, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and non-assessable.

        4.6   SEC REPORTS.

              (a) Since January 1, 1997, the Company has filed with the Securities and Exchange Commission (the "SEC") all reports ("SEC Reports") required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of the SEC Reports filed by the Company comply in all material respects with the requirements of the Exchange Act. None of the SEC Reports contains, as of the respective dates thereof, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated ("GAAP"). Each balance sheet presents fairly in accordance with GAAP the financial position of the Company as of the date of such balance sheet, and each statement of operations, of stockholders' equity and of cash flows presents fairly in accordance with GAAP the results of operations, the stockholders' equity and the cash flows of the Company for the periods then ended.

              (b) The Company has delivered to the Purchasers the following SEC Reports:

                     (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (without exhibits);

                     (ii) the Company's Quarterly Reports on Form 10-Q as filed with the SEC for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (without exhibits);

                     (iii) the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders.

              (c) No event has occurred since January 1, 1997, requiring the filing of an SEC Report that has not heretofore been filed and furnished to the Purchasers (including, without limitation, any amendment to any such SEC Report).

        4.7 NO MATERIAL CHANGE. As of the date hereof, there has been no material adverse change in the business, assets, liabilities, financial condition, operations or prospects of the Company since September 30, 1997, except that the Company continues to incur losses as described in the SEC Reports.

        4.8 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, $.001 par value, of which 9,854,018 such shares were issued and outstanding as of January 9, 1998 and (ii) 5,000,000 shares of preferred stock, $.001


                                      3.

par value, of which no shares are issued and outstanding on the date hereof. As of the date hereof, the Company has no intention to issue any shares of such Preferred Stock. Except as contemplated by this Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire, or prepare and file with the SEC any registration statement to register under the Securities Act of 1933, as amended (the "Securities Act") with respect to, any such shares of capital stock or other equity interests.

        4.9 NASDAQ NATIONAL MARKET. The Company's Common Stock is listed on the Nasdaq National Market, and there are no proceedings to revoke or suspend such listing.

        4.10 ABSENCE OF LITIGATION. There is no action, suit, proceeding or investigation pending or, to the Company's best knowledge, that has been filed, commenced or threatened, by or before any governmental agency, court or arbitrator against the Company which might result either individually or in the aggregate, in any material adverse change in the business, assets, liabilities, financial condition, operations or prospects of the Company (including, without limitation, any such action, suit, proceeding or investigation that questions the validity of this Agreement or the issuance of the Shares thereunder).

        4.11 INTANGIBLE RIGHTS. To the Company's best knowledge, the Company owns or has the right to use pursuant to valid and enforceable licenses, sublicenses, agreements or permissions, all Intangible Rights (as defined below) that are necessary or desirable for the conduct of the business of the Company as it is currently being conducted and as it is presently proposed to be conducted, and no claims adverse to the interests of the Company are pending or, to the best knowledge of the Company, have been threatened or otherwise asserted with respect to the Company's ownership or use of any such Intangible Rights. To the Company's best knowledge, the Company is not infringing any Intangible Right owned or used by any third party nor, to the Company's best knowledge, is any third party infringing any Intangible Right owned or used by the Company. For purposes of this Agreement, the term "Intangible Rights" means (i) all inventions (whether patentable or unpatentable, and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, all applications, registrations and renewals in connection therewith, (iii) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, supplier lists, and business and marketing plans and proposals), (iv) all computer software (including, data and related documentation), (v) all other proprietary rights


                                      4.

and (vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

        4.12 LEGAL COMPLIANCE. The Company has not violated any applicable laws (including, without limitation, all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) in respect of the conduct of its business or the ownership of its properties which violation would (either individually or in the aggregate) materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

        4.13 CERTAIN AGREEMENTS. All of the collaborative agreements, research and development agreements, licensing agreements and other agreements with corporate partners and governmental or educational entities that have been previously disclosed by the Company in the SEC Reports referred to in paragraph
(b) of Section 4.5 hereof are valid and enforceable obligations of the Company and, to the Company's best knowledge, the other parties thereto. Except for breaches and defaults that would not, singly or in the aggregate, have a material adverse effect on the Company or its assets, liabilities, operations, financial condition, business or prospects, the Company is not in breach or default under any such contracts or agreements nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default on the Company's part thereunder. To the Company's best knowledge, none of the other parties to such contracts or agreements is in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default on such other parties' part.

        4.14 REGULATIONS S. Assuming and relying in part on the truth and accuracy of the representations and warranties of IBT and Lombard Odier & Cie, the sale and issuance of the shares to each of them will be made in accordance with Regulation S promulgated under the Securities Act, as such Regulation may be amended and in effect from time to time ("Regulation S"). Assuming and relying in part on the truth and accuracy of the representations of NationsBanc Montgomery Securities LLC, neither Company, any person affiliated with the Company nor any person acting on behalf of the Company or any such affiliate has engaged in any Directed Selling Efforts (as defined in Regulation S).

        4.15 SECURITIES ACT EXEMPTION. Assuming and relying in part on the truth and accuracy of Purchasers' representations and warranties in Section 5 of this Agreement, the offer, sale and issuance of the Common Stock is exempt from Registration under the Securities Act.

        4.16 ELECTION OF IBT NOMINEE TO BOARD OF DIRECTORS. At the February meeting of the Company's Board of Directors, the Company shall take all steps as are necessary and appropriate and otherwise use its best efforts to cause an individual designated by International Biotechnology Trust plc ("IBT") (such individual so initially designated by IBT, and each other individual from time to time designated by IBT in the event any individual theretofore designated is unable or unwilling to serve as a member of the Board of Directors of the Company, being hereinafter called the "IBT Nominee") to be duly and properly elected to a seat on the Board of


                                      5.

Directors of the Company. Thereafter, until the Nomination Termination Date (as defined below), at each annual or special meeting of the stockholders of the Company, or in connection with any written consent solicited from any or all of the stockholders of the Company, at or with respect to which a vote is taken to elect a director to fill the seat occupied by the IBT Nominee theretofore serving as a member of the Board of Directors of the Company (whether upon the expiration or such IBT Nominee's then current term as a member of the Board of Directors of the Company or otherwise), the Company shall nominate the IBT Nominee for election to the Board of Directors of the Company.

        Until the Nomination Termination Date, in the event that individual at any time serving on the Board of Directors of the Company as the IBT Nominee shall, for any reason, cease or be unable so to serve, the Company shall take all steps as are necessary or appropriate to cause the vacancy on the Board of Directors of the Company thereby created to be filled promptly by the election to the Board of Directors of the Company of another IBT Nominee. The Company shall advance and bear any and all costs and expenses incurred by the individual then serving on the Board of Directors of the Company as the IBT Nominee in connection with his or her travel to and attendance at meetings of the Board of Directors of the Company and any committees thereof on which such individual shall serve, such arrangements to be made in accordance with the Company's travel policy for all directors. The individual serving on the Board of Directors as the IBT Nominee shall also be entitled to the reimbursement of all other costs and expenses associated with such individual's so serving on terms and conditions no less favorable than those available to other members of the Board of Directors of the Company. Further, such individual shall be entitled to directors' insurance at the Company's cost and expense and indemnification coverage by the Company on terms and conditions no less favorable than those available to other members of the Board of Directors of the Company.

        The IBT Nominee shall be an individual reasonably acceptable to the Company, it being agreed that Nicole Vitullo is an acceptable nominee. Without limiting the foregoing, without the prior written consent of the Company, IBT shall not designate any individual as the IBT Nominee if such individual is then an officer, director, employee, consultant or stockholder (then holding more than 1% percent of any company's issued and outstanding capital stock or other equity interests) of any business that is a competitor of the Company.

        For purposes of this Section 4.16, the term "Nomination Termination Date" means the date on which IBT or any of its affiliates ceases to own at least sixty-six and two-thirds percent (66-2/3%) of the number of Shares purchased by IBT hereunder at the Closing (subject to proportionate adjustment upon any stock split, stock dividend, reverse stock split or like event).

        SECTION 5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

        Each Purchaser, severally and not jointly, represents and warrants to and covenants with the Company that:


                                      6.

        5.1   AUTHORITY, APPROVAL AND ENFORCEABILITY

              (a) Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all action of Purchaser necessary for such execution, delivery and performance has been duly taken.

              (b) Purchaser's execution, delivery and performance of this Agreement have been duly authorized by all requisite action by Purchaser, respectively. Upon the execution and delivery by Purchaser, and assuming the valid execution and delivery of this Agreement by each of the Purchaser and the Company, this Agreement will constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including specific performance, and except to the extent that the enforceability of the indemnification provisions of Section 9.3 may be legally unenforceable.

        5.2 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

              (a) Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

              (b) Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

              (c) The Purchaser agrees that it will not sell, pledge, assign, transfer, otherwise dispose of or reduce their risk with respect to (collectively, "Transfer") any of the Shares unless the Transfer will be made pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and pursuant to an exemption from any applicable state securities laws or an effective registration or other qualification under any applicable state securities laws. The


                                      7.

Purchaser understands that exemptions from such registration requirements are limited. The Company is under no obligation to register the Shares except as provided in Section 9.

              (d) The Purchaser acknowledges and agrees that the Shares are subject to certain restrictions as to resale under the federal and state securities laws. The Purchaser agrees and understands that stop transfer instructions will be given to the transfer agent for the Shares and each share certificate, and each certificate delivered on transfer of or in substitution for any such certificate, shall have affixed a legend in substantially the following form:

              "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and have been sold in reliance on the exemption from registration provided by Regulation S under the Act ("Regulation S"). During the period prior to April 13, 1998 (the "Restricted period"), in the absence of registration under the Securities Act, the shares represented by this certificate may not be sold, directly or indirectly, within the United States (as defined in Regulation S), to a U.S. Person (as defined in Regulation S) or for the account of a U.S. Person.

Also notwithstanding anything to the contrary expressed or implied herein, (i) each Purchaser agrees, with respect to the Shares purchased by it, that it will not Transfer the Shares purchased by it until the expiration of the period from the Closing Date until April 13, 1998 (the "Restricted Period"), unless such Transfer will be made pursuant to Regulation S or pursuant to an effective registration statement under the Securities Act, (ii) the Company agrees that, upon the expiration of the Restricted Period, stop transfer instructions to the Company's transfer agent shall no longer apply to Shares, and (iii) Purchaser agrees that the foregoing legend may not be removed prior to expiration of the Restricted Period.

Purchaser further acknowledges that securities acquired overseas, whether or not pursuant to Regulation S, may be resold in the United States only if they are registered under the Securities Act or an exemption from registration is available, and in compliance with applicable state securities laws.

              (e) Each Purchaser hereby represents and warrants that it is not a "U.S. Person," is not a "Distributor," and is purchasing the Shares in an "Offshore Transaction." as defined in Rule 902 of Regulation S.

              (f) Purchaser is acquiring the Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

              (g) Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.


                                      8.

              (h) Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

              (i)    Purchaser has received and read the SEC Reports listed in
Section 4.5(b) and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

        5.3 STANDSTILL COVENANT. Purchaser agrees that, during the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, neither Purchaser nor any of its affiliates will in any manner, directly or indirectly (i) effect, seek, offer or propose to effect any acquisition of any securities or assets of the Company, any tender or exchange offer, merger, business combination, recapitalization or other extraordinary transaction involving the Company or any solicitation of proxies or consents to vote any voting securities of the Company, (ii) form, join or in any way participate in a "group" (as defined in the Exchange Act) with respect to any voting securities of the Company, (iii) solicit or participate in any solicitation of proxies relating to the election of directors of the Company or (iv) enter into any agreement with any other person with respect to the foregoing, or assist any other person to do any of the foregoing; PROVIDED that (A) Purchaser may purchase additional securities in an amount sufficient to allow Purchaser to continue to own 14.9% of the outstanding shares of Common Stock of the Company; and (B) the restrictions contained in this sentence shall terminate automatically upon the acquisition by any person or group (as defined in the Exchange Act), other than Purchaser and its affiliates, of more than 20% of the outstanding voting securities of the Company or upon the commencement (as provided in Rule 14d-2) of a tender offer other than by or on behalf of Purchaser or its affiliates (with securities or cash) which has not been approved by a majority of the Company's Board of Directors for the Company's voting securities and (C) this sentence shall not prohibit the acquisition or disposition of shares for investment purposes only in the open market in the ordinary course by any pension fund or trust for the benefit of employees of the Purchaser or its affiliates.

        SECTION 6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and each Purchaser herein shall survive the execution of this Agreement and the issuance and sale to the Purchasers of the Shares and shall terminate upon the subsequent transfer of the Shares pursuant to Sections 5 or 9.

        SECTION 7. CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING. The Company's obligation to complete the sale and issuance of the Shares at Closing shall be subject to the following conditions to the extent not waived by the
Company:


                                      9.

        7.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by each Purchaser in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

        7.2 COVENANTS PERFORMED. All covenants, agreements and conditions contained herein to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

        7.3 QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are binding upon any of the Purchasers and that are required in connection with the lawful sale and issuance of the Shares at such Closing pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the date of such Closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of such Closing, the sale and issuance of the Shares to be purchased and sold at such Closing shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

        SECTION 8. CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE CLOSING. Each Purchaser's obligation to purchase the Shares at the Closing thereby shall be subject to the following conditions to the extent not waived by the Purchasers:

        8.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct as of the Closing Date.

        8.2 LEGAL OPINION. Purchasers shall have received from Cooley Godward LLP, counsel to the Company, an opinion letter addressed to the Purchasers, dated as of the Closing Date, in the form attached hereto as EXHIBIT B.

        8.3 COVENANTS PERFORMED. All covenants, agreements and conditions contained herein to be performed by the Company shall have been performed or complied with in all material respects.

        8.4 QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are binding upon the Company and that are required in connection with the lawful sale and issuance of the Shares at such Closing pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time


                                     10.

of the Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

        8.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, assets, liabilities, operations or financial condition of the Company since the date of this Agreement.

        8.6 NO LITIGATION. Since the date of this Agreement, no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing or the performance by the Company of any of its obligations hereunder, shall have been instituted before any governmental agency, court or arbitrator and shall be pending.

        SECTION 9.   REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES
                     ACT.

        9.1 DEFINITIONS. As used in this Section 9 the following terms shall have the following respective meanings:

              (a) "Registrable Shares" shall mean the Shares issued pursuant to this Agreement;

              (b) "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 9.2; and

              (c) "Untrue Statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        9.2 REGISTRATION PROCEDURES AND EXPENSES. The Company is obligated to do the following:

        The Company shall, within 90 days following the Closing Date:

              (a) prepare and file with the SEC a registration statement on Form S-3 in order to register with the SEC under the Securities Act a sale by the Purchasers on a delayed or continuous basis pursuant to Rule 415 under the Securities Act any or all of the Registrable Shares through the automated quotation system of the Nasdaq National Market System or the facilities of any national securities exchange on which the Company's Common Stock is then traded, or in privately-negotiated transactions (a "Registration Statement") (notwithstanding anything to the contrary expressed or implied herein, if a registration statement on Form S-3, or any substitute form, is not then available for registration of the Registrable Shares, the Company shall be obligated instead to prepare and file with the SEC a registration statement on


                                     11.

Form S-1 in order to register the Registrable Shares under the Securities Act and such registration statement will be a "Registration Statement" for the purposes of this Agreement);

              (b) use its best efforts, subject to receipt of necessary information from the Purchasers, to cause such Registration Statement to become effective as promptly after filing as practicable;

              (c) promptly notify each Purchaser, at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in or relating to such Registration Statement contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading;

              (d) promptly prepare and file with the SEC, and deliver to each Purchaser, such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until termination of such obligation as provided in Section 9.7 below;

              (e) furnish to each Purchaser such number of copies of prospectuses in conformity with the requirements of the Securities Act, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchasers;

              (f) file such documents as may be required of the Company for normal securities law clearance for the resale of the Registrable Shares in which states of the United States as may be reasonably requested by each Purchaser provided, however, that the Company shall not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

              (g) use its best efforts to cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by the Company are then listed; and

              (h) bear all expenses in connection with the procedures in paragraphs (a) through (f) of this Section 9.2, other than (i) fees and expenses, if any, of counsel or other advisers to the Purchasers, and (ii) any expenses relating to the sale of the Registrable Shares by the Purchasers, including broker's commission, discounts or fees and transfer taxes.

        9.3   INDEMNIFICATION

              (a) The Company agrees to indemnify and hold harmless each Purchaser from and against any losses, claims, damages or liabilities to which such Purchaser may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on the effective date of the Registration Statement, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement and the Company will reimburse such Purchaser for any reasonable legal or other expenses reasonably


                                     12.

incurred in investigating, defending or preparing to defend any such action, proceeding or claim; PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser specifically for use in preparation of the Registration Statement, or the failure of such Purchaser to comply with the covenants and agreements contained in Sections 5.3 or 9.4 hereof respecting the sale of the Shares or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Purchaser prior to the pertinent sale or sales by the Purchaser.

              (b) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Sections
5.3 or 9.4 hereof respecting sale of the Shares, or any Untrue Statement contained in the Registration Statement on the effective date thereof if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Purchaser specifically for use in preparation of the Registration Statement, and such Purchaser will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; PROVIDED that in no event shall any indemnity by a Purchaser under this Section 9.3 exceed the net proceeds received by such Purchaser from the sale of the Shares covered by such Registration Statement.

              (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this
Section 9.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; PROVIDED, HOWEVER, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; PROVIDED, HOWEVER, that no indemnifying person shall be


                                     13.

responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

              (d) If the indemnification provided for in this Section 9.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; PROVIDED, that in no event shall any contribution by a Purchaser hereunder exceed the net proceeds received by such Purchaser from the sale of the Shares covered by the Registration Statement.

              (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        9.4 TRANSFER OF SHARES AFTER REGISTRATION; NOTICE. The Purchaser hereby covenants with the Company not to make any sale of the Shares after registration without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied. The Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. The Purchaser hereby covenants that it will not sell any Shares pursuant to said prospectus or pursuant to Regulation S during the period commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus. The foregoing provisions of this Section 9.4 shall in no manner diminish or otherwise impair the Company's obligations under Section 9.2 hereof. The Purchaser further covenants that it will provide the Company three business days' notice of a proposed sale of one hundred thousand (100,000) or more Shares.

        9.5   REPORTING REQUIREMENTS.

              (a)    The Company agrees to use its best efforts to:


                                     14.

                     (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                     (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934; and

                     (iii) so long as any of the Purchasers own Registrable Securities, to furnish to the Purchasers forthwith upon request (1) a written statement by the Company as to whether it complies with the reporting requirements of said Rule 144, the Securities Act and Securities Exchange Act of 1934, or whether it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3, (2) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (3) such other information as may be reasonably requested in availing the Purchasers of any rule or regulation of the SEC that would permit the selling of the Registrable Securities without registration.

        9.6 MARKET STAND-OFF. If requested by the underwriters, the Purchasers or any assignees thereof, will not Transfer any of the Securities for up to 90 days following a public offering by the Company of its capital stock.

        9.7 TERMINATION OF OBLIGATIONS. The obligations of the Company pursuant to Sections 9.2 through 9.5 hereof shall cease and terminate upon the earlier to occur of (i) such time as all of the Registrable Shares have been resold, or (ii) such time as all of the Registrable Shares may be sold during any 90 day period pursuant to Rule 144.

        9.8 ASSIGNABILITY OF REGISTRATION RIGHTS. The registration rights set forth in this Section 9 are not assignable other than to an affiliate of a Purchaser.

        SECTION 10. BROKER'S FEE. The Company and each Purchaser (severally and not jointly) shall indemnify each other for any broker's, finder's or agent's fees for which they are responsible.

        SECTION 11. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent and addressed as follows:

              (a)    if to the Company, to:

                             ONYX Pharmaceuticals, Inc.
                             3031 Research Drive
                             Richmond, California 94806
                             Attention: Hollings C. Renton


                                     15.

              with a copy mailed to:

                             Cooley Godward LLP
                             Five Palo Alto Square
                             3000 El Camino Real
                             Palo Alto, California 94306
                             Attention: Deborah A. Marshall, Esq.

              or to such other person at such other place as the Company shall designate to the Purchasers in writing; and

              (b) if to the Purchasers, at the address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing with a copy, in the case of IBT, to:

                             Reboul, MacMurray, Hewitt, Maynard & Kristol
                             45 Rockefeller Plaza
                             New York, New York  10111
                             Attention:  Charles D. Uniman, Esq.

        SECTION 12.  MISCELLANEOUS.

        12.1 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and holders of at least 66 2/3% of the Shares.

        12.2 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

        12.3 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and performed entirely in Delaware by Delaware residents, without regard to conflicts of law principles.

        12.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.


                                     16.

        12.6 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        12.7 ENTIRE AGREEMENT. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

        12.8 PUBLICITY. No party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties, except as may be required by applicable law or regulations, in which case such party shall provide the other parties with reasonable notice of such publicity and/or opportunity to review such disclosure.


                                     17.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


COMPANY:

ONYX PHARMACEUTICALS, INC.


By:/s/Hollings C. Renton
   -------------------------------

Title:President & CEO
      ----------------------------

Address:       3031 Research Drive
               Richmond, CA 94806

                                           PURCHASER:

                                           INTERNATIONAL BIOTECHNOLOGY TRUST PLC


                                           By:/s/Jeremy Curnook Crook
                                              ----------------------------------

                                           Title:Director
                                                 -------------------------------

                                           Address:     Five Arrows House
                                                        St. Swithin's Lane
                                                        London EC4N 8 NR
                                                        England

                                        PURCHASER:

                                        LOMBARD ODIER & CIE


                                        By:/s/Alain Plattet/Michaela Troyanov
                                           -------------------------------------

                                        Title:Vice President/Ass. Vice President
                                              ----------------------------------

                                        Address:    11, Corraterie, 1204 Geneva
                                                    Switzerland

                                   EXHIBIT A



            Purchaser                         Shares

International Biotechnology Trust plc             1,122,807
Lombard Odier & Cie                                 280,701
                                                  ---------
                                                  1,403,508

                                      EXHIBIT B

                                     [LETTERHEAD]

January 12, 1998



International Biotechnology Trust plc
Lombard Odier & Cie

RE:  ONYX PHARMACEUTICALS, INC.

To Whom It May Concern:

We have acted as counsel for Onyx Pharmaceuticals, Inc, a Delaware corporation (the "Company"), in connection with the issuance and sale of 1,403,508 shares of the Company's Common Stock ("Shares"), to the Purchasers under the Stock Purchase Agreement dated as of January 12, 1998 (the "Agreement"). We are rendering this opinion pursuant to Section 8.2 of the Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreement by the various parties and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Where we render an opinion "to the best of our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys within this firm who perform legal services for the Company, (ii) receipt of a certificate executed by an officer of the Company covering such matters, and (iii) such other investigation, if any, that we specifically set forth herein.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Agreement) where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Agreement; that the Agreement is an obligation binding upon you; that you have filed any required California franchise or income tax returns

Page Two

and have paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to the Agreement that would modify or interpret the terms of the Agreement or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With regard to our opinion in paragraph 4 below, we have examined and relied upon a certificate of the Company's transfer agent, as to the number of shares of Common Stock and Preferred Stock outstanding.

With regard to our opinion in paragraph 5 below with respect to material defaults under any agreement known to us, we have relied solely upon
(i) inquiries of officers of the Company, (ii) the agreements to which the Company is a party, or by which it is bound, which have been filed with the Securities and Exchange Commission and (iii) an examination of the aforementioned items; we have made no further investigation.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

     1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

     2. The Company has the requisite corporate power to own its property and assets, to conduct its business as it is currently being conducted, to execute, deliver and perform the Agreement and to issue, sell and deliver the Shares and is qualified as a foreign corporation to do business and is in good standing in California and, to the best of our knowledge, is qualified as a foreign corporation to do business and is in good standing in each other jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification and where any statutory fines or penalties or any corporate disability imposed for the failure to qualify would materially and adversely affect the Company, its assets, financial condition or operations.

     3. The Agreement and the issuance, sale and delivery of the Shares thereunder, have been duly and validly authorized and the Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity under section 9.3 of the Agreement may be limited by applicable laws and except as enforcement may be limited by


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Page Three

applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     4. The Company's authorized capital stock consists of (a) twenty-five million (25,000,000) shares of Common Stock, $.001 par value, of which (excluding the Shares) nine million eight hundred fifty-four thousand eighteen (9,854,018) shares are issued and outstanding as of January 9, 1998, and (b) five million (5,000,000) shares of Preferred Stock, $.001 par value, none of which are issued and outstanding. The Shares have been duly authorized, and upon issuance and delivery against payment therefor in accordance with the terms of the Agreement, the Shares will be validly issued, outstanding, fully paid and nonassessable. To the best of our knowledge, (i) there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase any of the authorized but unissued capital stock of the Company, other than rights created in connection with the transactions contemplated by the Agreement and except as set forth in the Company's SEC Reports; (ii) the Company is not a party to any agreement to issue any shares of capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests and (iii) the Company is not party to any agreement to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof.

     5. The execution and delivery of the Agreement by the Company and the issuance of the Shares pursuant thereto do not violate any provision of the Company's Articles of Incorporation or Bylaws, and do not constitute a material default under the provisions of any agreement known to us to which the Company is a party or by which it is bound, and do not violate or contravene (a) any governmental statute, rule or regulation applicable to the Company or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation or contravention of which would materially and adversely affect the Company, its assets, financial condition or operations.

     6. Except as set forth in the Schedule of Exceptions, to the best of our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court, arbitrator or administrative agency that questions the validity of the Agreement or the issuance, sale and delivery of the Shares thereunder or might result, either individually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company.

     7. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required for the consummation by the Company at the Closing of the transactions contemplated by the Agreement have been obtained.


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     8.   The offer and sale of the Shares is exempt from the registration requirements of the Securities Act of 1933, as amended.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.


Very truly yours,

Cooley Godward LLP



By:
   ----------------------------
     Deborah A. Marshall